Filed Pursuant to Rule 424(b)(5)
Registration No. 333-81278
This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 10, 2006
Preliminary Prospectus Supplement
(To Prospectus dated February 7, 2002)
Progress Energy, Inc.
$              % Senior Notes due 20
$              Series A Floating Rate Senior Notes due 20

      We are offering $          of our      % Senior Notes due 20     (the “Fixed Rate Senior Notes”) and $                    of our Series A Floating Rate Senior Notes due 20     (the “Floating Rate Senior Notes”). We refer to the Fixed Rate Senior Notes and the Floating Rate Senior Notes collectively as the “Senior Notes.”
      We will pay interest on the Fixed Rate Senior Notes on                     and                     of each year, beginning                     , 2006. The Fixed Rate Senior Notes will mature on                     , 20     . We may redeem some or all of the Fixed Rate Senior Notes at any time at the make-whole redemption price described in this prospectus supplement.
      We will pay interest on the Floating Rate Senior Notes quarterly on                     ,                     ,                     and                     of each year, beginning on                     , 2006. Interest on the Floating Rate Senior Notes will be based on the three-month LIBOR rate plus      %, and will be reset quarterly. The Floating Rate Senior Notes will mature on                     , 20     . We may redeem some or all of the Floating Rate Senior Notes on                     , 2008 or at any time thereafter at a redemption price of 100% of the principal amount of the Floating Rate Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.
      The Senior Notes of each series will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. There is no sinking fund for either series of the Senior Notes.
      We do not intend to list the Senior Notes of either series on any securities exchange or to include them in any automated quotation system.
     Investing in our Senior Notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the accompanying base prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering		Underwriting		Proceeds to Us
	Price(1)		Discount		Before Expenses

Per Fixed Rate Senior Note		%		%		%
Fixed Rate Senior Notes Total	$		$		$
Per Floating Rate Senior Note		%		%		%
Floating Rate Senior Notes Total	$		$		$
Total	$		$		$

(1)	Plus accrued interest, if any, from January , 2006, if settlement occurs after that date.
      The Senior Notes of each series are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company against payment in New York, New York on or about January      , 2006.
Joint Book-Running Managers

Banc of America Securities LLC	Citigroup
Co-Managers

Barclays Capital	JPMorgan
The date of this prospectus supplement is January      , 2006.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, provides more general information about the various securities that we may offer from time to time, some of which may not apply to the Senior Notes we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      You should rely only on the information contained in this document or to which this document refers you or that is contained in any free writing prospectus relating to the Senior Notes. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the Senior Notes in any jurisdiction where an offer or sale of them is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Progress Energy,” “we,” “us,” and “our,” or similar terms, are to Progress Energy, Inc. and its subsidiaries. References in this prospectus supplement to “Progress Energy holding company” are to Progress Energy Inc. on an unconsolidated basis. In this prospectus supplement, references to “Fixed Rate Senior Notes” are to the      % Senior Notes due                     , 20     , and references to “Floating Rate Senior Notes” are to the Series A Floating Rate Senior Notes due                     , 20     . References in this prospectus supplement to “Senior Notes” are to the Fixed Rate Senior Notes and Floating Rate Senior Notes, collectively.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
      We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Examples of factors that you should consider with respect to any forward-looking statements include, but are not limited to, the following:

•	the impact of fluid and complex laws and regulations, including those relating to the environment and the recently enacted Energy Policy Act of 2005;

•	deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs;

•	the uncertainty regarding the timing, creation and structure of any regional transmission organizations;

•	weather conditions that directly influence the demand for electricity;

•	the ability to recover through the regulatory process costs associated with future significant weather events;

•	recurring seasonal fluctuations in demand for electricity;

•	fluctuations in the price of energy commodities and purchased power;

•	economic fluctuations and the corresponding impact on our commercial and industrial customers;

•	the ability of our subsidiaries to pay upstream dividends or make distributions to us;

•	the impact on our facilities and businesses from a terrorist attack;

•	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

•	the future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks;

•	the ability to successfully access capital markets on favorable terms;

•	our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade;

•	the impact that increases in leverage may have on us and our subsidiaries;

•	the impact of derivative contracts used in the normal course of business;

•	the investment performance of our pension and benefit plans;

•	our ability to control costs, including pension and benefit expense, and achieve our cost management targets for 2007;

•	the availability and use of Internal Revenue Code Section 29 (“Section 29”) tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal-based solid synthetic fuel businesses;

•	the impact to our financial condition and performance in the event it is determined we are not entitled to previously taken Section 29 tax credits;

•	the impact of the proposed accounting pronouncement regarding uncertain tax positions;

•	the impact that future crude oil prices may have on the value of our Section 29 tax credits;

•	our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history of such plants;

•	the ability to manage the risks associated with our energy marketing operations;

•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and

•	unanticipated changes in operating expenses and capital expenditures.
      These and other risk factors are detailed from time to time in our filings with the SEC. Many, but not all of the factors that may impact actual results are discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus, and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.
      Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the financial statements and other documents incorporated by reference. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement and in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document, to determine whether an investment in our Senior Notes is appropriate for you.
Progress Energy, Inc.
Our Business
      We are a leading integrated energy provider with our primary base of operations in the southeastern United States. As of September 30, 2005, we had approximately $26.5 billion in assets, including more than 24,000 megawatts of power generation capacity serving more than 2.9 million customers in North Carolina, South Carolina and Florida. Our consolidated operating revenues were $7.6 billion for the nine months ended September 30, 2005. We operate through both regulated utility businesses and nonregulated businesses.
      Our regulated utilities are:

•	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 34,000 square mile service area in portions of North Carolina and South Carolina; and

•	Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area in portions of Florida.
      Our nonregulated businesses:

•	engage in electric generation operations and energy marketing activities primarily in Georgia, North Carolina and Florida;

•	engage in natural gas drilling and production in Texas and Louisiana and coal terminal services and fuel transportation and delivery primarily in Kentucky, West Virginia and Virginia; and

•	engage in the production and sale of coal-based solid synthetic fuels and the operation of synthetic fuel facilities for outside parties.
Recent Developments
Debt Issuances by PEC and PEF
      In November 2005, PEC issued $400 million aggregate principal amount of its first mortgage bonds and in December 2005, PEF issued $450 million aggregate principal amount of its senior unsecured notes. Each of PEC and PEF used the net proceeds from its offering to repay its short-term debt, including commercial paper borrowings and borrowings from us under our internal money pool, and for general corporate purposes. We operate our money pool to more effectively utilize cash resources and reduce outside short-term borrowings.

Summary of the Offering
      The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Senior Notes, see “Description of the Senior Notes” beginning on page S-9 of this prospectus supplement and “Description of Debt Securities” beginning on page 5 of the accompanying base prospectus.

Issuer	Progress Energy, Inc.

Senior Notes Offered	We are offering $ aggregate principal amount of the Senior Notes in two series consisting of $ in principal amount of % Senior Notes due 20 and $ in principal amount of Series A Floating Rate Senior Notes due 20 .

Maturity Date	Fixed Rate Senior Notes: , 20 .

Floating Rate Senior Notes: , 20 .

Interest Payment Dates and Rate	Fixed Rate Senior Notes: Interest will be payable semi-annually in arrears on and , beginning , 2006 at a rate of % per year.

Floating Rate Senior Notes: Interest will be payable quarterly on , , and , commencing , 2006. The interest rate will generally be based on the three-month LIBOR rate plus %, and will be reset quarterly.

Optional Redemption	Fixed Rate Senior Notes: At our option, we may redeem some or all of the Fixed Rate Senior Notes at any time at the make-whole redemption prices described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption.

Floating Rate Senior Notes: At our option, we may redeem some or all of the Floating Rate Senior Notes on , 2008 or at any time thereafter at a redemption price of 100% of the principal amount of the Floating Rate Senior Notes being redeemed plus accrued and unpaid interest to the date of redemption.

See “Description of the Senior Notes — Optional Redemption.”

Restrictive Covenants	The terms of the Senior Notes will limit our ability and the ability of certain of our subsidiaries to create liens and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Senior Notes — Restrictive Covenants.”

Ranking	The Senior Notes of each series will rank equally with each other and with all of Progress Energy holding company’s existing and future unsecured and unsubordinated indebtedness ($4.3 billion at September 30, 2005) and will be senior in right of payment to all of Progress Energy holding company’s existing and future subordinated indebtedness. The indenture governing the Senior Notes contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.

Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Senior Notes will effectively be subordinated to the indebtedness and preferred stock of our subsidiaries. See “Description of the Senior Notes — Rankings.”

Sinking Fund	There is no sinking fund for the Senior Notes.

Use of Proceeds	We will use the net proceeds from the sale of the Senior Notes to fund a portion of the amount necessary to retire the $800 million aggregate principal amount of our 6.75% Senior Notes due March 1, 2006.

Ratings	The Senior Notes are expected to be assigned ratings of “Baa2” (negative outlook) by Moody’s Investors Service, Inc., “BBB-” (stable outlook) by Standard & Poor’s Ratings Services and “BBB-” (stable outlook) by Fitch Ratings. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Senior Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

Further Issues of the Senior Notes	Initially, the Fixed Rate Senior Notes will be limited to $ million in aggregate principal amount and the Floating Rate Senior Notes will be limited to $ million in aggregate principal amount. We may, however, “reopen” each series of Senior Notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders of that series. For additional information, see “Description of the Senior Notes — General.”

Governing Law	The Senior Notes and the indenture under which they will be issued are governed by the laws of New York.

The Trustee	The trustee under the indenture is J.P. Morgan Trust Company, National Association.

RISK FACTORS
      Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic and current reports, which are also incorporated by reference into this document. Although we have tried to discuss key risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.
CAPITALIZATION AND SHORT-TERM DEBT
      The following table sets forth our capitalization and short-term debt as of September 30, 2005. For a discussion of the application of the proceeds of this offering, see “Use of Proceeds.”

	As of
	September 30, 2005

	(Dollars in millions)
Short-term Debt
Commercial Paper(a)	$517	2.8%
Current Portion of Long-term Debt(b)	852	4.6%
Long-term Debt
Long-term Debt, affiliate(c)	270	1.4%
Long-term Debt, net	8,989	48.2%

Total Debt(d)	$10,628	57.0%
Preferred Stock of Subsidiaries — Redemption Not Required	93	0.5%
Minority Interest	41	0.2%
Common Stock Equity	7,903	42.3%

Total Capitalization and Short-term Debt	$18,665	100.0%

(a)	As of December 31, 2005, our commercial paper balance was approximately $174.5 million. The September 30, 2005 commercial paper balance was reduced primarily with proceeds from debt issuances by PEC and PEF in the fourth quarter of 2005. See note (d) below.

(b)	Includes $800 million aggregate principal amount of our 6.75% Senior Notes due March 1, 2006 to be repaid in full with the net proceeds of this offering and a combination of available cash and additional commercial paper proceeds. See “Use of Proceeds.”

(c)	Represents 7.10% Junior Subordinated Deferrable Interest Notes due 2039 issued by a wholly owned subsidiary to an affiliated trust in connection with the issuance of 7.10% Cumulative Quarterly Income Preferred Securities due 2039, Series A by Florida Progress Corporation, a wholly owned subsidiary.

(d)	As of September 30, 2005, approximately $6.3 billion of our total debt was issued by our subsidiaries. In addition, during the fourth quarter of 2005, PEC and PEF issued $850 million aggregate principal amount of long-term debt securities, a portion of the net proceeds from which were used to repay their commercial paper borrowings and borrowings from us under our internal money pool. See note (a) above.

USE OF PROCEEDS
      We will use the net proceeds from the sale of the Senior Notes to fund a portion of the amount necessary to retire the $800 million aggregate principal amount of our 6.75% Senior Notes due March 1, 2006. We expect to use a combination of available cash and commercial paper proceeds to fund the remaining amount necessary to retire the 6.75% Senior Notes. Pending the application of proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF THE SENIOR NOTES
      Each of the Fixed Rate Senior Notes and the Floating Rate Senior Notes will be a separate series of Senior Debt Securities, as described under the heading “Description of Debt Securities” in the accompanying base prospectus. Please read the following information concerning the Senior Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying base prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined or otherwise provided in the accompanying base prospectus.
General
      We will initially offer $          aggregate principal amount of our Senior Notes, consisting of $           million principal amount of Fixed Rate Senior Notes and $           million principal amount of Floating Rate Senior Notes. The Senior Notes will be issued under an Indenture (For Debt Securities) between us and J.P. Morgan Trust Company, National Association, as successor trustee (the “Trustee”), dated as of February 15, 2001 (the “Indenture”). In the future we may offer additional Senior Notes under the Indenture. Without the consent of the existing holders of any outstanding debt securities issued under the Indenture, we may issue additional Senior Notes of either series from time to time. These additional Senior Notes will have the same terms (other than the issuance date, the public offering price, and, in some cases, the initial interest payment date) and will be treated as part of the same series as the applicable series of Senior Notes offered hereby.
Interest Payments, Rate and Maturity Date

Fixed Rate Senior Notes
      The Fixed Rate Senior Notes will bear interest from the date of original issuance at the rate of      % per year. Interest payments on the Fixed Rate Senior Notes will be made semi-annually on                     and                     , beginning                     , 2006, to the persons in whose names the Fixed Rate Senior Notes are registered at the close of business on the business day prior to each interest payment date, if the Fixed Rate Senior Notes are in book-entry only form, or on the fifteenth calendar day (whether or not a business day) before each interest payment date, if the Fixed Rate Senior Notes are not in book-entry only form. See “The Depositary” below. Principal and interest are payable at the office of the Trustee in New York, New York.
      If a due date for the payment of interest or principal on the Fixed Rate Senior Notes falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date until the next business day.
      The Fixed Rate Senior Notes will mature on                     , 20     and are subject to earlier redemption at our option as described under “— Optional Redemption.”

Floating Rate Senior Notes
      The Floating Rate Senior Notes will bear interest from the date of original issuance at the rates determined by the calculation agent as described below. Interest on the Floating Rate Senior Notes will be payable quarterly, in arrears, on                     ,                     ,                     and                     of each year, beginning on                     , 2006, to the persons in whose names the Floating Rate Senior Notes are registered at the close of business on the business day prior to each interest payment date, if the Floating Rate Senior Notes are in book-entry only form, or on the fifteenth calendar day (whether or not a business day) before each interest payment date, if the Floating Rate Senior Notes are not in book-entry only form. See “The Depositary” below. Principal and interest are payable at the office of the Trustee in New York, New York.
      The interest rate applicable during each quarterly interest period will be equal to the Three-Month LIBOR Rate (as defined below) as of the Interest Determination Date, plus      %. Interest on the Floating

Rate Senior Notes for subsequent quarterly periods will be reset on each interest payment date (each of these dates is called an “interest reset date”), beginning on                     , 2006, based on the Three-Month LIBOR Rate as of the Interest Determination Date plus      % per year. The interest rate on the Floating Rate Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application; provided however, that in no event shall the rate of interest on the Floating Rate Senior Notes exceed 12% per annum.
      “Three-Month LIBOR Rate” means the rate for deposits in U.S. dollars for the three-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the applicable Interest Determination Date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the applicable Interest Determination Date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected by the calculation agent are quoting rates, the interest rate for the applicable interest period will be the same as the interest rate for the immediately preceding period.
      “Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).
      “Interest Determination Date” means, with respect to any interest reset date, the second London banking day prior to the applicable interest reset date; provided that the initial Interest Determination Date shall be January      , 2006.
      A London banking day is any business day in which dealings in U.S. dollars are transacted in the London interbank market.
      The calculation agent will, upon the request of the holder of any Floating Rate Senior Note, provide the interest rate then in effect. The Trustee will serve as the calculation agent until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the Floating Rate Senior Notes. We may appoint a successor calculation agent at our sole discretion.
      All percentages resulting from any calculation of the interest rate with respect to the Floating Rate Senior Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or ..09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).
      Interest on the Floating Rate Senior Notes will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly interest period.
      The Floating Rate Senior Notes will mature on                     , 20     and are subject to earlier redemption at our option as described under “— Optional Redemption.”

      If any interest payment date (other than the maturity date) for the Floating Rate Senior Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date for the Floating Rate Senior Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.
      We will pay principal of and any premium on the Floating Rate Senior Notes at stated maturity, upon redemption or otherwise, upon presentation of the Floating Rate Senior Notes at the office of the Trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer.
Ranking
      The Senior Notes of each series will rank equally with each other and with all of Progress Energy holding company’s other existing and future unsecured and unsubordinated indebtedness, which at September 30, 2005 was $4.3 billion, and will be senior in right of payment to all of Progress Energy holding company’s existing and future subordinated indebtedness.
      Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Senior Notes will effectively have a junior position to claims of preferred stockholders and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. As of September 30, 2005, PEC had 586,847 issued and outstanding shares of preferred stock (in two classes) with a $100 liquidation value per share, and PEF had 334,967 issued and outstanding shares of preferred stock (in one class) with a $100 liquidation value per share. In addition to trade debt, some of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2005, our subsidiaries had approximately $6.3 billion of outstanding long-term debt (including securities due within one year). In addition, in November 2005, PEC issued $400 million aggregate principal amount of its first mortgage bonds and in December 2005, PEF issued $450 million aggregate principal amount of its senior unsecured notes. For additional information on these issuances, see “Prospectus Supplement Summary — Recent Developments.”
      The Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.
Events of Default
      In addition to the events of default specified in the accompanying base prospectus, our failure to pay when due any principal or interest on any of Progress Energy holding company indebtedness (other than the Senior Notes) if the total principal amount of such indebtedness, together with other defaulted indebtedness, exceeds $50 million shall be an event of default with respect to the Senior Notes.
Restrictive Covenants

Limitation on Liens
      So long as the Senior Notes remain outstanding, neither we nor any of our Subsidiaries (as defined below) may issue, assume or guarantee or permit to exist any indebtedness secured by a lien on any capital stock of any Subsidiary or on any tangible property owned by us or any Subsidiary, without effectively securing the Senior Notes equally and ratably with (or prior to) the new indebtedness.

      The foregoing limitation does not limit the following liens and indebtedness:

•	purchase money liens on property acquired in the future; liens of any kind existing on property or shares of stock at the time they are acquired; conditional sales agreements and other title retention agreements on property acquired in the future;

•	liens on property that exist as of the date the Senior Notes are first issued (including the existing first mortgage indentures of PEC and PEF); liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Subsidiary;

•	liens in favor of the United States (or any State or territory thereof), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

•	debt issued by us or any Subsidiary in connection with a consolidation or merger of us or any such Subsidiary with or into any other company in exchange for secured debt of that company (“Third Party Debt”) as long as that debt (1) is secured by a mortgage on all or a portion of the property of that company, (2) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis or (3) prohibits secured debt from being incurred by that company;

•	liens on any property acquired, constructed, developed or improved after the date the Senior Notes are first issued, which liens are created before or within 24 months after the acquisition, construction, development or improvement of the property and secure the payment of the costs of such acquisition, construction, development or improvement or related costs;

•	liens in favor of us or any of our wholly owned Subsidiaries;

•	the replacement, extension or renewal of any lien referred to above without increasing the amount of the related indebtedness; and

•	any other lien not covered by the foregoing exceptions as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause, together with the aggregate Attributable Value of all Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by clause (2) under “Limitation on Sale and Leaseback Transactions” below), does not exceed 20% of our Consolidated Net Tangible Assets.
      “Attributable Value” means, as to any particular lease under which we or any of our Subsidiaries is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (2) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.
      “Consolidated Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (1) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (2) appropriate adjustments, if any, on account of minority interest. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us.

      “Subsidiary” means an entity more than 50% of the outstanding voting stock (or comparable equity interest) of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.
      “Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by us or any of our Subsidiaries whereby we or one of our Subsidiaries transfers the property to a person, and we or one of our Subsidiaries leases the property from that person for a period, including renewals, in excess of 48 months.

Limitation on Sale and Leaseback Transaction
      So long as the Senior Notes remain outstanding, neither we nor any of our Subsidiaries may enter into any Sale and Leaseback Transaction unless either:

(1) we and our Subsidiaries would be entitled pursuant to the “Limitation on Liens” covenant above to create indebtedness secured by a lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that indebtedness; or

(2) we or the relevant Subsidiary, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two directors of ours or the relevant Subsidiary) to:

•	the retirement of long-term indebtedness of ours or the relevant Subsidiary ranking prior to or on a parity with the Senior Notes or

•	the investment in any property used in the ordinary course of business by us or any Subsidiary.
Form and Denomination
      The Senior Notes of each series will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or “the Depositary”) and registered in the name of a nominee of the Depositary. The Senior Notes of each series will be sold only in multiples of $1,000. See “The Depositary” below.
Optional Redemption

Fixed Rate Senior Notes
      We may redeem some or all of the Fixed Rate Senior Notes at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Fixed Rate Senior Notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Senior Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate applicable to the Fixed Rate Senior Notes plus basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      “comparable treasury issue,” means the United States Treasury security or securities selected by an independent investment banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Senior Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Senior Notes.
      “comparable treasury price,” means, with respect to any redemption date, (1) the average of the reference treasury dealer quotations (as defined below) for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (2) if we obtain fewer than four such reference treasury dealer quotations, the average of all such quotations.
      “independent investment banker,” means one of the reference treasury dealers (as defined below) appointed by us.
      “reference treasury dealer,” means Banc of America Securities LLC or Citigroup Global Markets Inc., their successors, and two other primary U.S. Government securities dealers in The City of New York (a “primary treasury dealer”) selected by us. If any reference treasury dealer shall cease to be a primary treasury dealer, we will substitute another primary treasury dealer for that dealer.
      “reference treasury dealer quotations,” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.
      “treasury rate,” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Floating Rate Senior Notes
      We may, at our option, redeem the Floating Rate Senior Notes in whole or in part on                     , 2008 or at any time thereafter at a redemption price equal to 100% of the principal amount of the Floating Rate Senior Notes being redeemed plus accrued and unpaid interest to the date of redemption.

General
      So long as the Senior Notes are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the Senior Notes, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant, as defined below, in the Senior Notes to be redeemed. At all other times, if we elect to redeem less than all of the Senior Notes of a series, the Trustee will select, in such manner as it deems fair and appropriate, the particular Senior Notes of such series or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed (which, as long as the Senior Notes are held in the book-entry only system, will be the Depositary, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Senior Notes or the portions of them so called for redemption shall cease to accrue.
No Sinking Fund or Similar Provisions
      The Senior Notes will not be entitled to the benefit of any sinking fund, or to a special redemption by operation of a sinking fund.

The Trustee
      J.P. Morgan Trust Company, National Association is the trustee under the Indenture. One of its affiliates is an underwriter for this offering and another one of its affiliates is a lender under our revolving credit facility. Certain of its other affiliates serve as trustees under various indentures of PEC, PEF and our other affiliates. J.P. Morgan Trust Company, National Association and/or certain of its affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business.
The Depositary
      DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.
      DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts. This book-entry system eliminates the need for physical movement of securities certificates.
      Participants in DTC include direct participants (“Direct Participants”) and indirect participants (“Indirect Participants,” and, together with Direct Participants, “Participants”). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.
      Purchases of Senior Notes under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each actual purchaser of Senior Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.
      To facilitate subsequent transfers, all Senior Notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.
      So long as Cede & Co., as nominee for DTC, is the sole holder of the Senior Notes, the Trustee shall treat Cede & Co. as the only holder of the Senior Notes for all purposes, including receipt of all principal of, premium, if any, and interest on such Senior Notes, receipt of notices, and voting and requesting or directing the Trustee to take or not to take, or consent to, certain actions.

      We or, at our request, the Trustee, will send any redemption notices to DTC. If we redeem less than all of the Senior Notes of either series, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.
      Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Direct Participants to whose account interests in the global Senior Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Direct Participant or Participants has or have given such direction.
      Principal of, and premium, if any, and interest payments on the Senior Notes will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with the Direct Participants’ respective holdings shown on DTC’s records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants and not of DTC, the Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, and premium, if any, and interest to DTC is our responsibility, or the responsibility of the Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.
      Neither we, the Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC’s business, organization and procedures, which is based on information received from sources we believe to be reliable.
      The Indenture provides that if:

•	the depositary gives reasonable notice to us or to the Trustee that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor, the global Senior Notes will be exchanged for Senior Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Trustee the name or names in which the Trustee is to register these definitive Senior Notes.
      We, the underwriters and the Trustee have no responsibility or obligation to Participants or the Beneficial Owners with respect to

•	the accuracy of any records maintained by DTC or any Participant;

•	the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the Senior Notes;

•	the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Indenture; or

•	any other action taken by DTC or its nominee, Cede & Co., as holder of the Senior Notes.
      A further description of DTC’s procedures with respect to the Senior Notes is set forth under “Description of Debt Securities — Global Securities” in the accompanying base prospectus.

UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement dated January      , 2006 among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective percentage of the aggregate principal amount of Fixed Rate Senior Notes and Floating Rate Senior Notes set forth opposite its name below:

	Percentage of Total
	Principal Amount of:

	Fixed Rate	Floating Rate
Underwriter	Senior Notes	Senior Notes

Banc of America Securities LLC	40%	40%
Citigroup Global Markets Inc.	40%	40%
Barclays Capital Inc.	10%	10%
J.P. Morgan Securities Inc.	10%	10%

Total	100%	100%

      Under the terms and subject to the conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the Senior Notes of a series, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the Senior Notes of that series may be purchased. The underwriters have agreed to purchase the Senior Notes from us at the public offering price for each series set forth on the cover page of this prospectus supplement less an underwriting discount of 0.65% in the case of the Fixed Rate Senior Notes and 0.475% in the case of the Floating Rate Senior Notes. The underwriters propose to offer the Senior Notes of each series in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement for such series and in part to certain securities dealers at such price less a concession not to exceed      % and      % of the principal amount of the Fixed Rate Senior Notes and the Floating Rate Senior Notes, respectively. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed      % and      % of the principal amount of the Fixed Rate Senior Notes and the Floating Rate Senior Notes, respectively. After the Senior Notes are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the underwriters.
      The Senior Notes constitute new issues of securities with no established trading market. We do not intend to apply for listing of the Senior Notes of either series on any national security exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the Senior Notes of each series but are not obligated to do so and may discontinue any market making activities at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for either series of Senior Notes, that you will be able to sell your Senior Notes at a particular time or that the prices that you receive when you sell will be favorable.
      In connection with the offering of the Senior Notes of any series, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the Senior Notes sold in the offering for their account may be reclaimed by the syndicate if such Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. Any of these activities may cause the price of the Senior Notes of any series to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in any of these activities, they may discontinue them at any time.

      Certain of the underwriters will make the Senior Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions conducted through the system. Certain of the underwriters will make the Senior Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
      The underwriters and certain of their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business for which they have received, and will in the future receive, customary fees and expenses. In addition, certain of the underwriters have also agreed to provide interim financing to us to fund any amounts necessary to retire our 6.75% Senior Notes due March 1, 2006 in the event that this offering is not timely consummated, for which these underwriters will be paid customary fees.
      We have agreed to indemnify the several underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
      We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $800,000.
EXPERTS
      The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2003), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      Frank A. Schiller, Vice President of Progress Energy Service Company, LLC, and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the Senior Notes for us. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey Ballantine LLP of New York, New York. As of December 31, 2005, Mr. Schiller owned 10,831 shares of our common stock. Mr. Schiller is acquiring additional shares of our common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Our SEC filing number is 1-15929. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 9, Item 12, Item 2.02 and Item 7.01 of any Current Report on Form 8-K, unless, and only to the extent, specified in any such Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

•	Our Current Reports on Form 8-K or Form 8-K/ A filed January 28 (2 filed), February 4, February 23, March 4, March 15, March 22, April 1, May 11, May 24, July 18, July 19, August 31, October 5, November 15, November 28 (2 filed) and December 15, 2005 and January 10, 2006.
      We frequently make our SEC filings on a joint basis with PEC and PEF, two of our wholly owned subsidiaries. Any information included in such SEC filings that relates solely to PEC or PEF is not and shall not be deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus.
      You may request a copy of these filings, at no cost, by writing or calling us at the following:
Progress Energy Florida, Inc.
c/o Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (919) 546-7474

Prospectus
$2,494,000,000
Progress Energy, Inc.
Senior Debt Securities
Junior Subordinated Debentures
Common Stock
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units

Progress Energy Capital Trust I
Progress Energy Capital Trust II
Progress Energy Capital Trust III
Trust Preferred Securities
Guaranteed as described in this Prospectus
by Progress Energy, Inc.

        We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 7, 2002.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we and the Trusts, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,494,000,000. We may offer any of the following securities: Senior Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units and Guarantees on the Trust Preferred Securities offered by the Trusts described below.
The Trusts may offer their preferred securities, which we refer to in this prospectus as the Trust Preferred Securities. We will guarantee the Trusts’ obligations under the Trust Preferred Securities as described below under “Description of Guarantees.”
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”
OUR COMPANY
Progress Energy, Inc. (“Progress Energy”) was incorporated in August 1999 under the laws of the State of North Carolina. We are a leading integrated energy provider with our primary base of operations in the southeastern United States. We operate through both regulated utility businesses and diversified businesses.
Our regulated subsidiaries include:

•	Carolina Power & Light Company, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

•	Florida Power Corporation, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions Florida; and

•	North Carolina Natural Gas Corporation, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina.
Our diversified businesses:

•	engage in non-regulated power generation; energy marketing and trading; and extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas;

•	own and operate a voice and data fiber network that extends from Washington, D.C. to Miami, Florida;

•	provide facility management software and energy management solutions; and

•	provide railroad and transit system maintenance and reconditioning services.
Our principal executive offices are located at 410 S. Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is 919-546-6111.
THE TRUSTS
Each of Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each of which we refer to in this prospectus as a “Trust,” is a statutory business trust formed under Delaware law by us, as trust sponsor, and Bank One Delaware, Inc., which will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The original trust agreement for each of the Trusts will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trusts are initially issued. The amended and restated trust agreement, which we will refer to in this prospectus as the “Trust Agreement,” for each of the Trusts will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

•	issuing two classes of trust securities — Trust Preferred Securities and Trust Common Securities (collectively, the “Trust Securities”) — which together represent undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the Trust Securities in our Junior Subordinated Debentures;

•	making distributions; and

•	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.
Our Junior Subordinated Debentures will be the sole assets of each Trust, and our payments under the Junior Subordinated Debentures will be the sole revenue of each Trust. No separate financial statements of any Trust are included in this prospectus. We believe that these financial statements would not be meaningful to holders of the Trust Preferred Securities because no Trust has any independent operations and the only purposes of the Trusts are those described above. We do not expect that any Trust will file annual, quarterly or special reports with the SEC.
The principal place of business of each of the Trusts will be c/o Progress Energy, Inc., 410 S. Wilmington Street, Raleigh, North Carolina 27601.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for each of the periods indicated is as follows:

For the Twelve Months Ended December 31

2000		1999		1998		1997		1996

3.27	x	4.04	x	4.29	x	3.99	x	3.86	x

For the Twelve Months Ended September 30

2001		2000

1.74	x(a)	4.71	x

(a)	Ratio for the twelve months ended September 30, 2001 has decreased from the prior period primarily due to (1) an increase in interest expense resulting from the financing of our acquisition of Florida Progress Corporation on November 30, 2000 and (2) a decrease in earnings before income taxes resulting from costs associated with increased synthetic fuel sales. However, because of income tax credits associated with the synthetic fuel sales, these operations contributed positively to net income.
These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define “earnings” as net income before income taxes plus fixed charges less allowances for funds used during construction. We define “fixed charges” as the sum of interest on long-term debt, other interest, amortization of debt discount and expense, and preferred dividend requirements of subsidiaries.
APPLICATION OF PROCEEDS
Unless we state otherwise in any prospectus supplement, we expect to use the net proceeds from the sale of the offered securities:

•	to finance our subsidiaries’ ongoing construction and maintenance programs;

•	to redeem, repurchase, repay, or retire outstanding indebtedness;

•	to finance future acquisitions of other entities or their assets; and

•	for other general corporate purposes.
In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by the federal government or agency obligations, or we may deposit the proceeds with banks.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filing number is 1-15929. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. The SEC’s public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed on the New York Stock Exchange under the ticker symbol “PGN.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York,

New York 10005. Additionally, information about us, as well as our SEC filings, are available on our web site at http://www.progress-energy.com. The information available on our web site is not a part of this prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered.

•	Our Annual Report on Form 10-K for the year ended December 31, 2000.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001.

•	Our Current Reports on Form 8-K or Form 8-K/ A filed January 24, February 27, August 6, August 7, August 30, October 23, October 24 (2) and November 2, 2001, and January 17, and February 6, 2002.

•	The description of our Common Stock included under the heading “Description of Holdings Capital Stock” in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.
You may request a copy of these filings at no cost by writing or calling us at the following address:

Progress Energy, Inc.
Shareholder Relations
410 S. Wilmington Street
Raleigh, North Carolina 27601
Telephone: (800) 662-7232
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

DESCRIPTION OF DEBT SECURITIES
      The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under the Indenture (For Debt Securities), dated February 15, 2001, between us and Bank One Trust Company, N.A., as trustee (the “Initial Senior Indenture”) and/or one or more additional indentures between us and a trustee or trustees we will identify (the “Additional Senior Indentures”). We will issue the Junior Subordinated Debentures in one or more series under one or more Subordinated Indentures between us and a trustee we will identify. The Initial Senior Indenture, the Additional Senior Indentures and the Subordinated Indentures are called Debt Securities Indentures. We have summarized the Debt Securities Indentures below. The term Debt Securities Trustee refers to the Trustee under a Debt Securities Indenture. This prospectus describes certain general terms of the Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Initial Senior Indenture and the form of Debt Securities Indenture (for Additional Senior Indentures and Subordinated Indentures) are filed as exhibits to the registration statement of which this prospectus is a part. You should read the Initial Senior Indenture and the form of Debt Securities Indenture for provisions that may be important to you. In the summary below, we have included references to applicable section numbers of the Initial Senior Indenture and the form of Debt Securities Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Initial Senior Indenture and the form of Debt Securities Indenture, unless otherwise defined below.
General
      The Senior Debt Securities offered by this prospectus will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures offered by this prospectus will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described below under the heading “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES — Subordination.”
      The information that we are providing you in this prospectus concerning the Debt Securities Indentures and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Securities Indentures, any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file later with the SEC and that will be incorporated by reference into this prospectus.
      Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 2001, on a consolidated basis, we had approximately $10.4 billion of outstanding debt, of which approximately $5.9 billion was subsidiary debt. Unless otherwise specified in a prospectus supplement, the Debt Securities Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.
      Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Provisions of a Particular Series
      You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information, as applicable:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if other than the principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing the Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

•	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.
For more information, see Section 301 of the applicable Debt Securities Indenture.
      Debt Securities may be sold at a substantial discount to their principal amount or may be denominated in a currency other than United States dollars. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than United States dollars.
Form, Exchange and Transfer
      Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.
      Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.
      The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

      We will not be required to

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.
For more information, see Section 305 of the applicable Debt Securities Indenture.
Payment and Paying Agents
      Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.
      Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.
      All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.
Redemption
      You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by us by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.
      A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.
For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets
      We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

—	is organized and validly existing under the laws of any domestic jurisdiction;

—	expressly assumes by supplemental indenture our obligations under the Debt Securities and under the applicable indentures;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.
For more information, see Section 1101 of the applicable Debt Securities Indenture.
Events of Default
      “Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Securities of that series within 30 days;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any sinking fund payment, if any, on any Debt Securities of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement.
For more information, see Section 801 of the applicable Debt Securities Indenture.
      An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.
      If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

      The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all (or any part of) the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.
      At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

—	all overdue interest on all Debt Securities of the particular series;

—	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.
For more information, see Section 802 of the applicable Debt Securities Indenture.
      The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.
      No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.
For more information, see Section 807 of the applicable Debt Securities Indenture.

      The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.
      We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.
Modification and Waiver
      We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•	to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

•	to change any place where

—	the principal of and any premium and interest on any Debt Securities are payable,

—	any Debt Securities may be surrendered for registration of transfer or exchange or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.
For more information, see Section 1201 of the applicable Debt Securities Indenture.
      The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).
      The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.
      Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

•	may not, without the consent of the holder of each outstanding Debt Security affected

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.
      A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.
For more information, see Section 1202 of the applicable Debt Securities Indenture.
      If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.
Defeasance
      Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.
Resignation, Removal of Debt Securities Trustee; Appointment of Successor
      The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.
Global Securities
      We may issue some or all of the Debt Securities of any series as global securities, or Global Debt Securities. We will register each Global Debt Security in the name of a depositary identified in the applicable prospectus supplement. The Global Debt Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable indenture.

      As long as the depositary or its nominee is the registered holder of a Global Debt Security, that person will be considered the sole owner and holder of the Global Debt Security and the securities represented by it for all purposes under the securities and the applicable indenture. Except in limited circumstances, owners of a beneficial interest in a Global Debt Security

•	will not be entitled to have the Global Debt Security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Debt Security; and

•	will not be considered to be the owners or holders of the Global Debt Security or any securities represented by it for any purposes under the securities or the applicable indenture.
      We will make all payments of principal and any premium and interest on a Global Debt Security to the depositary or its nominee as the holder of the Global Debt Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.
      Ownership of beneficial interests in a Global Debt Security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Debt Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.
      Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	Progress Energy or our affiliates;

•	the trustee under any applicable indenture; or

•	any agent of any of the above.
      The applicable Debt Securities Indenture provides that if:

•	the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Debt Securities Indenture and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor, the Global Debt Securities will be exchanged for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Debt Securities Trustee the name or names in which the Debt Securities Trustee is to register these definitive Debt Securities. For more information, see Section 203 of the applicable Debt Securities Indenture.

Notices
      We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see Section 106 of the applicable Debt Securities Indenture.
Title
      The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.
Governing Law
      The Debt Securities Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.
ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES
Subordination
      The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.
      No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Junior Subordinated Debentures may be made if

•	any Senior Indebtedness is not paid when due and that default continues without waiver, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default.
      Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.
      As defined in the Subordinated Indenture, the term “Senior Indebtedness” means

•	obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, us

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Junior Subordinated Debentures and the Guarantees); or

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles;

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments;

•	obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	obligations for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

•	obligations of the type referred to in each of the preceding bullet-points of another person the payment of which we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing.
      In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Indenture or subsequently incurred by us.
      Any of the foregoing will not be Senior Indebtedness if it is by its terms subordinate or junior in right of payment to any other indebtedness of ours or equal in right of payment to the Junior Subordinated Debentures.
      The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.
Option to Extend Interest Payment Period
      Unless the applicable prospectus supplement states otherwise, we have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period, which we refer to in this prospectus as an “Extension Period,” not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period, we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes.
      During any Extension Period, we may not

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank on a parity with, or junior to, the Junior Subordinated Debentures, other than, in the case of each preceding bullet point,

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	any declaration of a dividend in the form of capital stock in connection with any shareholders’ rights plan, or the issuance of rights to capital stock under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant any such plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock.
Prior to the termination of any Extension Period, we may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, we may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at its end. We must give the Trustee notice of our election of an Extension Period at least one Business Day prior to the earlier of

•	the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such Extension Period and

•	the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The Trustee will give notice of our election to begin a new Extension Period to the holders of the Trust Preferred Securities.
      For more information, see Section 312 of the applicable Debt Securities Indenture.
Redemption
      Junior Subordinated Debentures issued to a Trust are redeemable prior to maturity at our option in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined under “DESCRIPTION OF TRUST PREFERRED SECURITIES — Redemption.” The redemption price will be as stated in the applicable prospectus supplement. The proceeds of any redemption will be used by a Trust to redeem the related Trust Preferred Securities and Trust Common Securities. For more information, see Section 407 of the applicable Debt Securities Indenture.
Additional Sums
      We will agree in the Subordinated Indenture that, if and for so long as

•	a Trust is the holder of all Junior Subordinated Debentures issued by us in connection with the issuance of Trust Preferred Securities by that Trust and

•	that Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the Junior Subordinated Debentures the amounts that may be required so that the distributions payable by that Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. For more information, see Section 608 of the applicable Debt Securities Indenture. See also “DESCRIPTION OF TRUST PREFERRED SECURITIES — Redemption.”
Certain Covenants
      We will agree in the Subordinated Indenture

•	to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any Trust to which Junior Subordinated Debentures have been issued while such Junior Subordinated Debentures are outstanding, provided that certain successors that are permitted pursuant to the Subordinated Indenture may succeed to our ownership of the Trust Common Securities;

•	not to voluntarily dissolve, wind up or liquidate a Trust to which Junior Subordinated Debentures have been issued, other than

—	in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of a Trust or

—	in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreements; and

•	to use our reasonable efforts, consistent with the terms and provisions of the Trust Agreements, to cause each Trust to which Junior Subordinated Debentures have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.
For more information, see Section 609 of the applicable Debt Securities Indenture.
Enforcement of Certain Rights by Holders of Trust Preferred Securities
      If an Event of Default has occurred and is continuing under the Subordinated Indenture, and the Debt Securities Trustee and the holders of the Junior Subordinated Debentures have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right. For more information, see Section 802 of the applicable Debt Securities Indenture.
      If an Event of Default has occurred and is continuing under a Trust Agreement and the event is attributable to our failure to pay any amounts payable in respect of Junior Subordinated Debentures on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a “Direct Action.” For more information, see Section 808 of the applicable Debt Securities Indenture. We will have the right under the Subordinated Indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action. For more information, see Section 313 of the applicable Debt Securities Indenture.
      We may not amend the Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding,

•	no modification of the Subordinated Indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect;

•	no termination of the Subordinated Indenture may occur; and

•	no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the Junior Subordinated Debentures have been paid in full and certain other conditions are satisfied. For more information, see Sections 813 and 1202 of the applicable Debt Securities Indenture.
      With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in this section. See “DESCRIPTION OF TRUST PREFERRED SECURITIES — Events of Default.”

DESCRIPTION OF TRUST PREFERRED SECURITIES
      This prospectus describes certain general terms of the Trust Preferred Securities. When the Trusts offer to sell a particular series of Trust Preferred Securities, we will describe the specific terms of that series in a prospectus supplement. The Trust Preferred Securities will be issued pursuant to one or more Trust Agreements, which we have summarized below. This summary is not complete. The form of Trust Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Trust Agreement for provisions that may be important to you.
General
      Each Trust will exist until terminated as provided in its Trust Agreement. The administrators and trustees of each Trust will be:

•	two of our employees, officers or affiliates as administrators (the “Administrators”);

•	a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the “Property Trustee”); and

•	one trustee with its principal place of business in the State of Delaware (the “Delaware Trustee”).
      The Trust Agreement will authorize the Administrators to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each Trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective Trust. However, if an Event of Default occurs and is continuing under the Trust Agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each Trust in a total liquidation amount of approximately three percent of the total capital of the Trust.
      Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each Trust will be used to purchase our Junior Subordinated Debentures, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective Trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each Trust, but only to the extent the respective Trust has funds available to make those payments and has not made the payments. See “DESCRIPTION OF GUARANTEES” below.
      The assets of each Trust available for distribution to the holders of Trust Preferred Securities issued by the respective Trust will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.
      Each Guarantee, when taken together with our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, and the related Trust Agreement, will provide a full and unconditional guaranty of amounts due on the Trust Preferred Securities issued by the respective Trust.
      The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related Trust Agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act. Terms of the Trust Preferred Securities issued by each Trust will mirror the terms of the Junior Subordinated Debentures held by the respective Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond with the interest rate and interest payment dates and other dates on the Junior Subordinated Debentures.

Provisions of a Particular Series
      Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

•	the name of the Trust Preferred Securities;

•	the liquidation amount and number of Trust Preferred Securities issued;

•	the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the Junior Subordinated Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

•	any securities exchange on which the Trust Preferred Securities will be listed;

•	the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities;

•	whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.
      The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that Trust. For more information, see Section 401 of the form of Trust Agreement.
Distributions
      The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective Trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable. For more information, see Section 401 of the form of Trust Agreement.
Extensions
      We have the right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period, which we refer to in this prospectus as an “Extension Period,” not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a Trust will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. For more information, see “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES — Option to Extend Interest Payment Period.”
      Each Trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures. The revenue of a Trust available for distribution to holders of the Trust Preferred Securities issued by that Trust will be limited to payments under those Junior Subordinated Debentures. If we do not make payments on the Junior Subordinated Debentures, a Trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that Trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a Trust, if and to the extent the Trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis. For more information, see “DESCRIPTION OF GUARANTEES.”
Exchange and Transfer
      The Property Trustee for each Trust will act as registrar and transfer agent for the Trust Preferred Securities issued by that Trust. Holders may present Trust Preferred Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Property Trustee. Exchanges and transfers are subject to the terms of the applicable Trust Agreement and applicable limitations for global securities. No charge will be made for any registration of transfer or exchange of Trust Preferred Securities, but the Property Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.
      The Property Trustee will not be required to

•	issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Trust Preferred Securities selected for redemption except the unredeemed portion of any Trust Preferred Securities being partially redeemed.
For more information, see Section 505 of the form of Trust Agreement.
Payment and Paying Agents
      Payments in respect of the Trust Preferred Securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable Distribution Dates or, if the Trust Preferred Securities are not held by the depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the “Paying Agent”) initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days’ written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrators, to act as Paying Agent. For more information, see Sections 404 and 510 of the form of Trust Agreement.
Redemption
      Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures held by a Trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that Trust, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Junior Subordinated Debentures. See “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES — Redemption.” If less than all the Junior Subordinated Debentures held by a Trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Junior Subordinated Debentures held by a Trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust.
      We have the right to redeem the Junior Subordinated Debentures held by a Trust

•	on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time, or

•	prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below, in each case subject to possible regulatory approval.
      For more information, see Section 407 of the applicable Debt Securities Indenture and below under “ — Liquidation Distribution Upon Dissolution.” A redemption of related Junior Subordinated Debentures held by a Trust would cause a mandatory redemption of a Like Amount of the related Trust Preferred Securities and Trust Common Securities issued by that Trust at the redemption price.
      The redemption price, in the case of a redemption under the provisions summarized in the immediately preceding paragraph, shall equal the liquidation amount, as defined below, together with accumulated distributions to but excluding the date fixed for redemption.
      “Like Amount” means

•	with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes and

•	with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of a Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Junior Subordinated Debentures are distributed.
      “Tax Event” means the receipt by a Trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change — including any announced prospective change — in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a Trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that

•	the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures we have issued to that Trust,

•	interest payable by us on the Junior Subordinated Debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes or

•	the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.
      If a Tax Event described in the first or third bullet-point of the definition of Tax Event above has occurred and is continuing and a Trust is the holder of all the Junior Subordinated Debentures issued by us to that Trust, we will pay, with respect to the Junior Subordinated Debentures, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding Trust Preferred Securities and Trust Common Securities of a Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that Trust has become subject as a result of a Tax Event.
      “Investment Company Event” means the receipt by a Trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change — including any announced prospective change — in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that Trust of Trust Preferred Securities.
      For more information, see Section 402 of the form of Trust Agreement.
Redemption Procedures
      Trust Preferred Securities of a Trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures held by that Trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a Trust has funds on hand available for the payment of the redemption price. See also “ — Subordination of Trust Common Securities.”
      If a Trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of any delay, except that, if the Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of

Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a Trust or by us pursuant to the Guarantee as described under “DESCRIPTION OF GUARANTEES,” distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a Trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
      If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a Global Trust Preferred Security, as defined below, in accordance with the depositary’s customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.
      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Junior Subordinated Debentures, on and after the redemption date interest will cease to accrue on the Junior Subordinated Debentures or portions of them called for redemption.
      For more information, see Section 402 of the form of Trust Agreement.
Subordination of Trust Common Securities
      If on any distribution date or redemption date a payment event of default with respect to Junior Subordinated Debentures has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.
      In the case of any Event of Default, as defined below, resulting from an event of default with respect to Junior Subordinated Debentures, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any Event of Default under the related Trust Agreement until the effects of all Events of Default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. See “ — Events of Default” and “DESCRIPTION OF DEBT SECURITIES — Events of Default.” Until all Events of Default under the related Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.
      For more information, see Section 403 of the form of Trust Agreement.

Liquidation Distribution Upon Dissolution
      In the event of any liquidation of a Trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that Trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Junior Subordinated Debentures held by that Trust.
      The holders of all the outstanding Trust Common Securities of a Trust have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures held by that Trust to be distributed in liquidation of the Trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the Trust.
      Pursuant to the related Trust Agreement, a Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

•	events of bankruptcy, dissolution or liquidation of Progress Energy or the holder of the Trust Common Securities, as specified in the Trust Agreement;

•	the giving by the holders of the Trust Common Securities issued by the Trust of written direction to the Property Trustee to dissolve the Trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of the Trust Common Securities;

•	the repayment of all the Trust Preferred Securities issued by the Trust in connection with the redemption of all the Trust Securities issued by the Trust as described under “ — Redemption”; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.
For more information, see Section 902 of the form of Trust Agreement.
      If dissolution of a Trust occurs as described in the first, second or fourth bullet-point above, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities issued by the Trust a Like Amount of the related Junior Subordinated Debentures, unless the distribution is not practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the Trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Junior Subordinated Debentures, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See “ — Subordination of Trust Common Securities.”
      After the liquidation date is fixed for any distribution of Junior Subordinated Debentures we have issued to a Trust,

•	the Trust Preferred Securities issued by that Trust will no longer be deemed to be outstanding,

•	the depositary or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depositary or its nominee and

•	any certificates representing the Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.
For more information, see Section 904 of the form of Trust Agreement.
      If we do not redeem the Junior Subordinated Debentures we have issued to a Trust prior to the stated maturity and the Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Trust Preferred Securities issued by that Trust, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.
      There can be no assurance as to the market prices for Trust Preferred Securities or the related Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.
Events of Default
      Any one of the following events constitutes an Event of Default with respect to the Trust Preferred Securities issued by a Trust under the related Trust Agreement:

•	the occurrence of an event of default under the Subordinated Indenture (see “DESCRIPTION OF DEBT SECURITIES — Events of Default”);

•	default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the Trust in the payment of any redemption price of any Trust Security issued by that Trust when it becomes due and payable;

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the Trust Agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Trust Agreement;

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.
For more information, see Section 802 of the form of Trust Agreement.
      Within five business days after the occurrence of any Event of Default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the Event of Default to the respective holders of Trust Securities and the respective Administrators, unless the Event of Default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures, the Property Trustee must notify the holders and the Administrators that we intend to defer these interest payments, unless we have revoked our determination to do so. For more information, see Section 803 of the form of Trust Agreement.

      The applicable Trust Agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. For more information, see Section 801 of the form of Trust Agreement. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities. For more information, see Section 513 of the form of Trust Agreement.
      The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a Trust may waive any past default under the applicable Trust Agreement except:

•	a default in the payment of principal, premium or interest;

•	a default with respect to certain covenants and provisions of the applicable Trust Agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

•	a default under the Subordinated Indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable Trust Agreement.
For more information, see Section 802 of the form of Trust Agreement.
      If an event of default under the Subordinated Indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of Junior Subordinated Debentures issued by us to a Trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See “ — Subordination of Trust Common Securities,” “ — Liquidation Distribution Upon Dissolution” and “DESCRIPTION OF DEBT SECURITIES — Events of Default.”
      We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective Trust Agreement. Also, the Administrators for each Trust must file, on behalf of the respective Trust, a statement as to our compliance with all conditions and covenants under the respective Trust Agreement. Our compliance is to be determined without regard to any grace period or notice requirement under the respective Trust Agreement. For more information, see Section 817 of the form of Trust Agreement.
Voting Rights; Amendment of Trust Agreement
      Except as provided below and under “ — Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors” and “DESCRIPTION OF GUARANTEES — Amendments and Assignment” and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities issued by a Trust will have no voting rights.
      The Trust Agreement applicable to a Trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the Trust,

•	to cure any ambiguity, correct or supplement any provisions in the Trust Agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreements, provided that any the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or

•	to modify, eliminate or add to any provisions of the Trust Agreements to the extent as may be necessary to ensure that a Trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a Trust will not be required to register as an “investment company” under the Investment Company Act.

      The Trust Agreement may be amended by the holders of a majority of the Trust Common Securities and the Property Trustee with

•	the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and

•	receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act.
      Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the Trust Agreement applicable to a Trust may not be amended to

•	change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or

•	restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.
For more information, see Section 1002 of the form of Trust Agreement.
      So long as any Junior Subordinated Debentures are held by a Trust, the respective Property Trustee will not

•	direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee under the Subordinated Indenture, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures,

•	waive any past default that is waivable under Section 813 of the Subordinated Indenture,

•	exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or

•	consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where consent shall be required without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities. For more information, see Section 601 of the form of Trust Agreement.
      A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective Trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the Trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action. For more information, see Section 601 of the form of Trust Agreement.
      Any required approval of holders of Trust Preferred Securities issued by a Trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred

Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement. For more information, see Sections 602 through 607 of the form of Trust Agreement.
      No vote or consent of the holders of Trust Preferred Securities issued by a Trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable Trust Agreement. See above under “ — Redemption.”
      Notwithstanding that holders of Trust Preferred Securities issued by a Trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding. For more information, see the definition of “Outstanding” in Section 101 of the form of Trust Agreement.
Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors
      The Property Trustee or the Delaware Trustee of a Trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that Trust’s outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the Trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Trust Agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Trust Agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Trust Agreement. For more information, see Section 811 of the form of Trust Agreement.
Mergers, Consolidations, Amalgamations or Replacements of a Trust
      A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable Trust Agreement. A Trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a Trust organized as such under the laws of any state, so long as

•	the successor entity either

—	expressly assumes all the obligations of the Trust with respect to its Trust Preferred Securities or

—	substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the Successor Securities, so long as the Successor Securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Junior Subordinated Debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in relevant matters to the effect that

—	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect and

—	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	Progress Energy or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee.
      Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.
      For more information, see Section 905 of the form of Trust Agreement.
Global Securities
      Unless stated otherwise in an applicable prospectus supplement, all of the Trust Preferred Securities will be issued initially as global securities (collectively, the “Global Trust Preferred Securities”). Each Global Trust Preferred Security will be issued in the name of a depositary identified in the applicable prospectus supplement. The Global Trust Preferred Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Trust Agreement.
      As long as the depositary or its nominee is the registered holder of a Global Trust Preferred Security, that person will be considered the sole owner and holder of the Global Trust Preferred Security and the securities represented by it for all purposes under the securities and the Trust Agreement. Except in limited circumstances, owners of a beneficial interest in a Global Trust Preferred Security

•	will not be entitled to have the Global Trust Preferred Security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Trust Preferred Security; and

•	will not be considered to be the owners or holders of the Global Trust Preferred Security or any securities represented by it for any purposes under the securities or the applicable indenture.

      The Property Trustee will make all payments with respect to a Global Trust Preferred Security to the depositary or its nominee as the holder of the Global Trust Preferred Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.
      Ownership of beneficial interests in a Global Trust Preferred Security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Trust Preferred Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Trust Preferred Security to the accounts of its participants. Ownership of beneficial interests in a Global Trust Preferred Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.
      Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Trust Preferred Security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Trust Preferred Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Trust;

•	the Property Trustee;

•	the Delaware Trustee;

•	the Administrators;

•	Progress Energy; or

•	any agent of any of the above.
      The Trust Agreement provides that if:

•	the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Trust Agreement and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor, the Global Trust Preferred Securities will be exchanged for Trust Preferred Securities in definitive form of an equal aggregate Liquidation Amount, in authorized denominations. The depositary will provide to the Property Trustee the name or names in which the Property Trustee is to register these definitive Trust Preferred Securities. For more information, see Section 504 of the form of Trust Agreement.
Expenses and Taxes
      In each of the Trust Agreements, we have agreed to pay

•	all debts and other obligations, other than with respect to the Trust Preferred Securities issued by a Trust and all costs and expenses of the Trust, including

—	the costs and expenses relating to the organization of a Trust,

—	the fees and expenses of the Property Trustee and the Delaware Trustee and

—	the costs and expenses relating to the operation of the Trust, and

•	any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the Trust might become subject.
For more information, see Section 408 of the form of Trust Agreement and Section 907 of the form of Debt Securities Indenture.
Information Concerning the Property Trustees
      Each Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the applicable Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. For more information, see Section 801 of the form of Trust Agreement. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreements at the request of any holder of Trust Preferred Securities issued by the respective Trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers. For more information, see Sections 804 and 807 of the form of Trust Agreement.
Miscellaneous
      The Administrators and the Property Trustee relating to each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures held by that Trust will be treated as indebtedness of ours for United States federal income tax purposes. In this connection, each Property Trustee and the holders of Trust Common Securities issued by the respective Trust are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the applicable Trust Agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. For more information, see Section 207(d) of the form of Trust Agreement.
      Holders of the Trust Preferred Securities have no preemptive or similar rights. For more information, see Section 513 of the form of Trust Agreement.
      A Trust may not borrow money or issue debt or mortgage or pledge any of its assets. For more information, see Section 207(b) of the form of Trust Agreement.
Governing Law
      The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.
DESCRIPTION OF GUARANTEES
      Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a Trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will elect a Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related Trust. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of Guarantee Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

General
      We will irrevocably agree to pay in full on a subordinated basis the Guarantee Payments, as defined below, to the holders of the Trust Preferred Securities issued by each Trust, as and when due, regardless of any defense, right of set-off or counterclaim that a Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective Trust, which payments we refer to in this discussion as the “Guarantee Payments,” will be subject to the respective Guarantee:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for payment of these distributions at this time;

•	the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for payment of the redemption price at this time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the related Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities, the lesser of

—	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for these payments at this time, and

—	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the Trust.
      Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders. For more information, see Section 501 of the form of Guarantee Agreement.
      Each Guarantee will be an irrevocable guarantee on a subordinated basis of the obligations of the respective Trust under its Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make these payments, and is not a guarantee of collection. For more information, see Section 505 of the form of Guarantee Agreement.
      If we do not make payments on the Junior Subordinated Debentures held by a Trust, the Trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. Both Guarantees will rank subordinate and junior in right of payment to all our Senior Indebtedness. See “ — Status of the Guarantees.” The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the Subordinated Indenture, any other indenture that we may enter into in the future or otherwise.
      We have, through the Guarantees, the Trust Agreements, the Junior Subordinated Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each Trust’s obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust’s obligations in respect of its Trust Preferred Securities. See “RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR SUBORDINATED DEBENTURES AND GUARANTEES.”
Status of the Guarantees
      Each Guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all our Senior Indebtedness in the same manner as the Junior Subordinated Debentures. For more information, see Section 601 of the form of Guarantee Agreement.

      Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee Payments in full to the extent not paid or distributed by the respective Trust. For more information, see Sections 504 and 505 of the form of Guarantee Agreement.
Amendments and Assignment
      Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under “DESCRIPTION OF TRUST PREFERRED SECURITIES — Voting Rights; Amendment of Trust Agreement.” For more information, see Section 802 of the form of Guarantee Agreement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding. For more information, see Sections 801 and 804 of the form of Guarantee Agreement.
Events of Default
      An event of default under a Guarantee will occur upon our failure to perform any of our payment or other obligations under the Guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days.
      The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Trust, the Guarantee Trustee or any other person or entity. For more information, see Section 504 of the form of Guarantee Agreement.
      We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee. For more information, see Section 205 of the form of Guarantee Agreement.
Termination of the Guarantees
      Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective Trust, upon distribution of the related Junior Subordinated Debentures to the holders of the Trust Preferred Securities and under certain instances, upon the exchange of the Guarantee pursuant to an exchange offer for the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee. For more information, see Section 701 of the form of Guarantee Agreement.
Governing Law
      Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
JUNIOR SUBORDINATED DEBENTURES AND GUARANTEES
Full and Unconditional Guarantee
      Payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust, to the extent the Trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under “DESCRIPTION OF GUARANTEES.” Taken together, our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust’s obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Junior Subordinated Debentures issued to a Trust, the Trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a Trust when the Trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.
      Our obligations under the Junior Subordinated Debentures and the Guarantees are subordinate and junior in right of payment to all Senior Indebtedness.
Sufficiency of Payments
      As long as payments are made when due on the Junior Subordinated Debentures issued to a Trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that Trust, primarily because:

•	the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

•	the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

•	we will pay for any and all costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of the related Trust Securities; and

•	the applicable Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.
      Notwithstanding anything to the contrary in the Subordinated Indenture, we have the right to set-off any payment we are otherwise required to make under the Subordinated Indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.
Enforcement Rights of Holders of Trust Preferred Securities
      A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related Trust or any other person or entity. See “DESCRIPTION OF GUARANTEES.”

      A default or event of default under any Senior Indebtedness of ours would not constitute a default or Event of Default in respect of any Trust Preferred Securities. However, in the event of payment defaults under, or acceleration of, our Senior Indebtedness, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the related Junior Subordinated Debentures until the Senior Indebtedness has been paid in full or any payment default under the Subordinated Indenture has been cured or waived. See “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES — Subordination.”
Limited Purpose of Trust
      The Trust Preferred Securities issued by a Trust represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from us payments on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a Trust, or from us under a Guarantee, only if and to the extent the Trust has funds available for the payment of the distributions.
Rights Upon Dissolution
      Upon any voluntary or involuntary dissolution of a Trust, other than any dissolution involving the distribution of the related Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities issued by the Trust will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See “DESCRIPTION OF TRUST PREFERRED SECURITIES — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Progress Energy, a Trust, as registered holder of Junior Subordinated Debentures, would be a subordinated creditor of ours, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any of our shareholders receives payments or distributions. Since we are the guarantor under each of the Guarantees and have agreed under the Subordinated Indenture to pay for all costs, expenses and liabilities of each Trust, other than each Trust’s obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.
Accounting Treatment
      Each Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each Trust. The Trust Preferred Securities issued by the Trusts, along with any other trust preferred securities that we guarantee on an equivalent basis, will be presented as long term debt in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the related Guarantees and the Junior Subordinated Debentures will be included in the notes to our consolidated financial statements. We will record distributions that each Trust pays on the Trust Preferred Securities it issues as an expense in our consolidated statement of income.

DESCRIPTION OF CAPITAL STOCK
      The following summary of the characteristics of our capital stock is qualified in all respect by reference to our articles of incorporation and bylaws, each as amended, copies of which are on file with the SEC as Exhibit 3(a)(1) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and Exhibit 3 to our Current Report on Form 8-K, filed January 17, 2002, respectively. Reference is also made to the laws of the State of North Carolina. Our authorized equity capitalization consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share. As of September 30, 2001, 218,739,274 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding.
Preferred Stock
      Our board of directors has the authority under a “blank check” provision in our articles to issue, without any vote or action by the Progress Energy shareholders, shares of Progress Energy Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption — including sinking fund provisions — liquidation preferences and the number of shares constituting any series. The Progress Energy board of directors may also fix the voting rights, if any, of a series, except that it does not have authority under the “blank check” provision to issue Preferred Stock with more than one vote per share. There are no shares of Progress Energy Preferred Stock outstanding as of the date of this prospectus, and there are no existing agreements or understandings for the designation of any series of Preferred Stock or the issuance of preferred shares.
Common Stock
      This description of the Progress Energy Common Stock assumes that no Progress Energy Preferred Stock is issued and outstanding and that the Progress Energy board of directors has not determined the rights and preferences of any shares of Progress Energy Preferred Stock. The rights and preferences of the Progress Energy Common Stock, as generally described below, may change in relation to any shares of Progress Energy Preferred Stock that might be issued in the future.

Exchange Listing
      Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol “PGN.” Any additional Common Stock we issue will also be listed on the NYSE.

Par Value
      The Progress Energy Common Stock does not have a stated par value. A designated par value is not required under North Carolina law.

Dividends
      Subject to the prior rights, if any, of holders of Progress Energy Preferred Stock, holders of Progress Energy Common Stock are entitled to any dividends that might be declared by Progress Energy’s board of directors. Progress Energy may purchase or otherwise acquire outstanding shares of Progress Energy Common Stock out of funds or other property legally available for this purpose.
      Holders of Common Stock may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of Preferred Stock. Under certain circumstances, any debt instrument may restrict our ability to pay cash dividends.

Voting Rights and Cumulative Voting
      Each share of Progress Energy Common Stock is entitled to one vote on all matters on which holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares of Common Stock voting can elect all of Progress Energy’s directors, and in this event the holders of the remaining shares of Common Stock voting — less than 50% — would not have sufficient votes to elect any directors.

Preemptive Rights
      The holders of Progress Energy Common Stock have no preemptive rights to purchase additional shares of Progress Energy Common Stock or other securities of Progress Energy.

Redemption and Conversion
      Shares of Progress Energy Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

Fully Paid
      All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

Voting Rights
      Each share of Common Stock is entitled to one vote in the election of directors and other matters. Holders of Common Stock are not entitled to cumulative voting rights.

Other Rights
      We will notify holders of Common Stock of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after we pay our creditors and holders of Preferred Stock.

Transfer Agent and Registrar
      The transfer agent and registrar for the Progress Energy Common Stock is EquiServe Trust Company, N.A.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
      We may issue Stock Purchase Contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of units consisting of a Stock Purchase Contract and beneficial interests in debt securities, Trust Preferred Securities, Preferred Stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations under those contracts in a specified manner.
      The applicable prospectus supplement will describe the terms of the Stock Purchase Contracts or Stock Purchase Units, including, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units.

PLAN OF DISTRIBUTION
      We and the Trusts may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly through a limited number of institutional or other purchasers or to a single purchaser; or

•	through agents.
      The applicable prospectus supplement will set forth the terms under which the securities are offered, including

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed, re-allowed or paid to dealers; and

•	any securities exchanges on which we may list any offered securities
      We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
      If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.
      The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.
      Agents and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.
EXPERTS
      The financial statements and the related financial statement schedule of Progress Energy, Inc., and its consolidated subsidiaries (except for amounts derived from the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference. The consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000, not separately presented in the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP as stated in their report incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000. Such financial statements of Progress Energy, Inc. and its consolidated subsidiaries have been incorporated by reference herein in reliance upon the respective reports of Deloitte & Touche LLP and KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.
      The financial statements and schedules of Florida Progress Corporation and Florida Power Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINIONS
      William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us, and Richards Layton & Finger, special Delaware counsel to the Trusts and for us, will issue such opinions for the Trusts. Any underwriters or agents will be advised on issues relating to any offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York. Hunton & Williams and Pillsbury Winthrop LLP will rely on Richards, Layton and Finger as to matters of Delaware law.

$
Progress Energy, Inc.
$                            % Senior Notes due 20
$              Series A Floating Rate Senior Notes due 20

Prospectus Supplement
January       , 2006

Joint Book-Running Managers
Banc of America Securities LLC
Citigroup
Co-Managers
Barclays Capital
JPMorgan